April 9, 2009

Viking Mutual Funds

P.O. Box 500

Minot, ND 58702

Ladies and Gentlemen:

We have acted as counsel to Viking Mutual Funds, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of the Trust's registration statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), registering the shares of beneficial interest of the Viking Tax-Free Fund for Montana and the Viking Tax-Free Fund for North Dakota, each a series of the Trust (the "Acquiring Funds"), (the "Shares") to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement") to be entered into by and among the Trust, with respect to each Acquiring Fund, and Montana Tax-Free Fund, Inc. and ND Tax-Free Fund, Inc. (the "Acquired Funds"). The Agreement will provide for the transfer of each Acquired Fund's assets to the corresponding Acquiring Fund in exchange solely for the assumption by that Acquiring Fund of the Acquired Fund's stated liabilities and for a number of Shares of the Acquiring Fund determined in the manner specified in the Agreement, such Shares to be distributed to the Acquired Fund's shareholders upon the subsequent liquidation and dissolution of the Acquired Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined a draft of the Registration Statement, including the form of the Agreement to be filed as part thereof, the Trust Instrument and By-Laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and
2.	When issued and delivered as provided in the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ K&L Gates LLP